Exhibit 99.1

COMPANY:   Perma-Pipe International Holdings, Inc.

CONTACTS: David Mansfield, President and CEO

                         Perma-Pipe Investor Relations

                         847.929.1200

                         investor@permapipe.com

Perma-Pipe International Holdings Announces the Appointment of

Cynthia Boiter to its Board of Directors

Long-time Perma-Pipe board member Mark Zorko intends to resign

NILES, IL, January 09, 2019 -- Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) today announced changes to its Board of Directors, including the appointment to the Board of Mrs. Cynthia (Cindy) Boiter effective January 21, 2019. Mrs. Boiter replaces long-time Perma-Pipe Director Mr. Mark Zorko, who submitted his resignation from the Board effective February 01, 2019.

Mrs. Boiter, age 44, is Chief Financial Officer, Chemicals Division of Milliken & Company, which is headquartered in Spartanburg, South Carolina. Milliken is a leading, privately-held, technology-based company with businesses in the performance material, floor covering and chemical markets. Mrs. Boiter is a seasoned finance leader with over 20 years of global business experience.

Mrs. Boiter joined Milliken in 2012 as the Director of Marketing, Strategy and Business Development for the Chemicals Division. Her scope of experience covers both public and private sectors in a variety of industries. In 2013, she became the Chief Financial Officer for the Chemicals Division. Prior to joining Milliken, Mrs. Boiter held various finance and business leadership positions at Eaton Corporation and MeadWestvaco. She has a B.S. in Accounting from Indiana University and a Masters of Business Administration from Emory University.

Chairman of the Board Mr. David Barrie commented, “We are very pleased to have Cindy join our Board and look forward to her contributions. Drawing from her years of experience and success, she will provide fresh insights to our team as we continue to transform our business at an accelerated pace.”

President and CEO Mr. David Mansfield added, “We regularly evaluate our Board composition to ensure it includes the appropriate skills, experience and perspectives necessary to drive growth for our shareholders. Cindy’s appointment reinforces our responsiveness to focus on aligning Board talent with shareholder expectations, including refreshing 80% of our Board over the past five years.”

Mrs. Boiter commented, “It is an honor to join the Board of Perma-Pipe. I am excited to be part of a great team and look forward to contributing to the company’s future success.”

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at seven locations in five countries.